UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

May 5, 2008

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

VALENTEC SYSTEMS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-11454	59-2332857
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 2629 York Avenue
Minden, LA 71055
(Address of Principal Executive Offices)

(318) 382-4574
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Chief Executive Officer

On April 4, 2008, the Board of Directors of Valentec Systems, Inc. (“Valentec”) appointed Mr. Gerald B. Pickens as the Chief Executive Officer (“CEO”) of Valentec effective April 14, 2008.

Mr. Pickens has enjoyed more than 35 year career in the defense sector, working in the areas of manufacturing, product development, operations, logistics, quality control and finance, and has spent the majority of his career working at Lone Star Army Ammunition Plant. His background includes manufacture of 120 mm ammunition and focus on tracer, fuzes, and priming devices.

Prior to Mr. Pickens appointment as the CEO of Valentec, he served as the President and CEO of MAST Technology Inc. (“MAST”). Before his appointment as the President and CEO of MAST, he served as the Director of Operation of MAST. Before his appointment as Director of Operations of MAST, he served as the Operations Manager at Day and Zimmerman, Inc.

Mr. Pickens is a member of the National Management Association, American Management Association and National Defense Industrial Association and received a Bachelors of Science (B.S.) from Sam Houston State University.

In connection with his service as the CEO of Valentec, Mr. Pickens signed an engagement letter approved by Valentec’s Board of Directors as follows: (i) the term of Mr. Pickens employment is four (4) years unless earlier terminated by either party; (ii) annual salary of $156,000, (iii) reimbursement of reasonable expenses, (iv) reimbursement of an aggregate amount of $50,000 for relocation expenses, (v) interim housing expenses for a maximum period of 6 months, and (vi) Mr. Pickens shall be entitled to a performance based bonus plan and retirement plan, which shall be developed within 8 months by the Board of Directors.

In addition, Valentec has agreed to hold harmless and indemnify Mr. Pickens to the fullest extent authorized by Valentec’s certificate of incorporation, Bylaws and the Delaware law, pursuant to Valentec’s form of standard Indemnification Agreement, subject to the exceptions and limitations provided therein, against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 5, 2008
VALENTEC SYSTEMS, INC.

	By:	/s/ Gerald B. Pickens
Name: Gerald B. Pickens
Title: CEO